UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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ZOSANO PHARMA CORPORATION
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ZOSANO PHARMA CORPORATION 34790 Ardentech Court

Fremont, California 94555

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend Zosano Pharma Corporation’s 2017 Annual Meeting of Stockholders, which is being held as follows:

Date:	Wednesday, May 31, 2017

Time:	8:30 a.m., Pacific time

Location:	Zosano Pharma Corporation 34790 Ardentech Court Fremont, CA 94555

At the annual meeting, we will ask our stockholders to:

•	elect as our Class III directors, each of Joseph “Jay” P. Hagan, Troy Wilson, Ph.D., J.D. and Kleanthis G. Xanthopoulos, Ph.D., to serve for a three-year term ending at our 2020 annual meeting of stockholders;

•	approve an amendment to our 2014 Equity and Incentive Plan to increase the number of shares issuable thereunder;

•	ratify the appointment of Marcum LLP as our independent registered public accounting firm for fiscal year 2017; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person, by proxy or via the internet or telephone. Whether or not you plan to attend the annual meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the annual meeting, you may withdraw your proxy or internet or telephone vote and vote your shares in person. Only stockholders of record at the close of business on April 26, 2017 may vote at the meeting.

By order of the Board of Directors,

Jeffrey L. Quillen
Secretary

April 28, 2017

PROXY STATEMENT

ZOSANO PHARMA CORPORATION

2017 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2017

This proxy statement and our 2016 Annual Report to Stockholders are also available for viewing, printing and downloading at www.edocumentview.com/ZSAN.

INFORMATION ABOUT THE MEETING

The Meeting

The 2017 Annual Meeting of Stockholders of Zosano Pharma Corporation will be held at 8:30 a.m., Pacific time, on Wednesday, May 31, 2017 at the offices of Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, CA 94555. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

•	to elect each of Joseph “Jay” P. Hagan, Troy Wilson, Ph.D., J.D. and Kleanthis G. Xanthopoulos, Ph.D., as our Class II directors, to serve for a three-year term ending at our 2020 annual meeting of stockholders;

•	to approve an amendment to our 2014 Equity and Incentive Plan to increase the number of shares issuable thereunder;

•	to ratify the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

•	any other business properly presented at the meeting.

This Proxy Solicitation

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

We will mail this proxy statement and the enclosed proxy card to stockholders for the first time on or about May 1, 2017. In this mailing, we will include a copy of our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016 (as amended and excluding exhibits), as filed with the Securities and Exchange Commission, or SEC.

Who May Vote

Holders of record of our common stock at the close of business on April 26, 2017 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Chief Business Officer and Interim Chief Financial Officer, Georgia Erbez, at our principal executive offices located at 34790 Ardentech Court, Fremont, California 94555, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., Pacific time, on any business day from April 28, 2017 to the time of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 26, 2017, the record date for the meeting. You may vote your shares at the meeting in person, by proxy, via the internet or via the toll-free number (for residents of the United States and Canada) listed on your proxy card.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the re-election of Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos as Class III directors, FOR the approval of amendment to our 2014 Equity and Incentive Plan to increase the number of shares available for issuance thereunder and FOR the ratification of our independent registered public accounting firm. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner they deem appropriate.

•	To vote via the internet, you must access the website for internet voting at www.investorvote.com/ZSAN. Please have the enclosed proxy card handy when you access the website, and then follow the on-screen instructions. Internet voting facilities for stockholders of record will be available 24 hours a day until 1:00 a.m. (Central time) on May 31, 2017. If you vote via the internet, you do not have to return your proxy card via mail.

•	To vote via telephone, use any touch-tone telephone and call 1-800-652-VOTE (8683) to transmit your voting instructions up until 1:00 a.m. (Central time) on May 31, 2017. Please have the enclosed proxy card handy when you call, and then follow the instructions. If you vote via telephone, you do not have to return your proxy card via mail.

If you vote by proxy or via the internet or telephone, you may revoke your vote at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy or via the internet or telephone on a later date; or

•	attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides to you. Many brokers also offer the option of providing voting instructions to them over the internet or by telephone, directions for which would be provided by your brokerage firm on your voting instruction form.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine”

proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, regarding the election of directors, and Proposal 2, regarding an amendment to the 2014 Plan, are “non-routine” proposals. If you do not instruct your broker how to vote with respect to Proposals 1 and 2, your broker will not vote on them and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on Proposals 1 and 2. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 3, the ratification of Marcum LLP as our independent registered public accounting firm, is considered to be a “routine” item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds shares of our common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposals 1 and 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on April 26, 2017, 39,190,619 shares of our common stock were outstanding. Our Bylaws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a copy of either document to you if you call or write us at our principal executive offices, 34790 Ardentech Court, Fremont, California 94555, Attention: Georgia Erbez, Chief Business Officer and Interim Chief Financial Officer, telephone: (510) 745-1200. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Annual Report on Form 10-K

We will promptly deliver to you a copy of our annual report on Form 10-K for the year ended December 31, 2016, as amended, and additional copies of our proxy statement, without charge, if you call or write us at the following address or telephone number: Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, Attention: Georgia Erbez, Chief Business Officer and Interim Chief Financial Officer, telephone: (510) 745-1200.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the annual meeting is the election of Joseph “Jay” P. Hagan, Troy Wilson, Ph.D., J.D. and Kleanthis G. Xanthopoulos, Ph.D., to serve as Class III directors.

Our Board of Directors is divided into three classes:

•	Joseph “Jay” P. Hagan, Troy Wilson, Ph.D., J.D. and Kleanthis G. Xanthopoulos, Ph.D. are Class III directors whose terms end at our annual meeting of stockholders in 2017;

•	Konstantinos Alataris, Ph.D. and John P. Walker are Class I directors whose terms end at our annual meeting of stockholders in 2018; and

•	Bruce D. Steel is a Class II director whose term ends at our annual meeting of stockholders in 2019.

At each annual meeting of stockholders, a Class of directors is elected for a three-year term to succeed the directors of the same Class whose terms are then expiring. The term of the Class III directors elected at our 2017 annual meeting of stockholders will begin at the meeting and end at our 2020 annual meeting of stockholders, or, if later, when such director’s successor has been elected and has qualified.

The following table sets forth certain information as of April 19, 2017 regarding our Class III directors, who have been nominated for re-election, and each other director who will continue in office following the 2017 Annual Meeting of Stockholders.

Name	Age	Position(s)
Class III Director Nominees
Joseph “Jay” P. Hagan (1)	48	Director
Troy Wilson, Ph.D., J.D. (1)	48	Director
Kleanthis G. Xanthopoulos, Ph.D. (1)	59	Director
Continuing Directors
Konstantinos Alataris, Ph.D.	47	President, CEO, and Director
Bruce D. Steel	50	Director
John P. Walker	68	Chairman of the Board of Directors

(1)	Member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

Class III Director Nominees

Joseph “Jay” P. Hagan has served as a member of our Board of Directors since May 2015. Mr. Hagan has served as Regulus’ Chief Operating Officer, Principal Financial Officer and Principal Accounting Officer since January 2016. From June 2011 to December 2015, Mr. Hagan served as Orexigen’s Chief Business & Financial Officer. From May 2009 to June 2011, Mr. Hagan served as Orexigen’s Senior Vice President, Corporate Development, Strategy and Communications. Prior to Orexigen, Mr. Hagan worked at Amgen, from September 1998 to April 2008, where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures. Prior to starting the Amgen Ventures fund, Mr. Hagan was Head of Corporate Development at Amgen, leading such notable transactions as the acquisition of Immunex and Tularik and the spinouts of Novatrone and Relypsa, as well as numerous other business development efforts totaling over $15 billion in value. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advance Tissue Sciences. He received an M.B.A. from Northwestern University and a B.S. in Physiology and Neuroscience from the University of California, San Diego. We believe that Mr. Hagan’s education and professional background in science and business management, and his work as a senior executive in the biotechnology industry qualify him to serve as a member of our Board of Directors.

Troy Wilson, Ph.D., J.D. has served as a member of our Board of Directors since June 2014. Dr. Wilson has been President and Chief Executive Officer and a member of the Board of Directors of Kura Oncology, Inc., a public company, since August 2014. He has served as President and Chief Executive Officer and as a member of the Board of Managers of Avidity Biosciences LLC, a private biopharmaceutical company, since November 2012 and as President and Chief Executive Officer and as a member of the Board of Managers of Wellspring Biosciences LLC, a private biopharmaceutical company, since July 2012 and May 2012, respectively. Dr. Wilson has been a member of the Board of Directors of Puma Biotechnology, Inc., a public company, since October 2013. He has also been a member of the Board of Managers of Araxes Pharma, Inc., a private biopharmaceutical company, since May 2012. Previously, Dr. Wilson served as President and Chief Executive Officer and a member of the Board of Directors of Intellikine, Inc., a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively, until its acquisition by Takeda Pharmaceuticals. Dr. Wilson holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley. We believe that Dr. Wilson’s senior executive experience managing, leading and developing various biopharmaceutical companies and his extensive industry knowledge and board-level experience in the biopharmaceutical industry qualify him to serve as a member of our Board of Directors.

Kleanthis G. Xanthopoulos, Ph.D. has served as a member of our Board of Directors since April 2013. Dr. Xanthopoulos is a serial entrepreneur whose passion is building healthcare companies focused on innovation. Dr. Xanthopoulos has over two decades of experience in the biotechnology and pharmaceutical research industries as an executive, company founder, chief executive officer, investor and board member. He has founded three companies, has introduced two life science companies to NASDAQ and has financed and brokered numerous creative strategic alliance and partnership deals with large pharmaceutical partners. Dr. Xanthopoulos has served as the Chairman and CEO of IRRAS AB, a commercial stage medical device and drug delivery company, since June 2015 and has served as Managing General Partner at Cerus DMCC since August 2015, which focuses on investing and building innovative biotechnology companies. Dr. Xanthopoulos served as President and Chief Executive Officer of Regulus Therapeutics Inc. (NASDAQ: RGLS) from the time of its formation in 2007 until June of 2015. Prior to that, he was a managing director of Enterprise Partners Venture Capital. Dr. Xanthopoulos co-founded and served as President and Chief Executive Officer of Anadys Pharmaceuticals, Inc. (NASDAQ: ANDS) from its inception in 2000 to 2006, and remained a Director until its acquisition by Roche in 2011. He was Vice President at Aurora Biosciences (acquired by Vertex Pharmaceuticals, Inc.) from 1997 to 2000. Dr. Xanthopoulos participated in The Human Genome Project as a Section Head of the National Human Genome Research Institute from 1995 to 1997. Prior to this, he was an Associate Professor at the Karolinska Institute, Stockholm, Sweden after completing a Postdoctoral Research Fellowship at The Rockefeller University, New York. An Onassis Foundation scholar, he was named the E&Y Entrepreneur of the year in 2006 in San Diego and the San Diego Business Journal’s Most Admired mid-size company CEO in 2013. Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden. In addition to his roles at IRRAS AB, Dr. Xanthopoulos is chairman of the board of directors of Apricus Biosciences (NASDAQ: APRI), a director of LDO S.p.a. (Milan, Italy), and is the co-founder and a member of the board of directors of privately held Sente Inc. We believe that Dr. Xanthopoulos’s senior executive experience managing and developing a major biotechnology company and his extensive industry knowledge and leadership experience in the biotechnology industry qualify him to serve as a member of our Board of Directors.

Continuing Directors

Konstantinos Alataris, Ph.D. has served as our President and Chief Executive Officer since January 2016 and has been a member of our board of directors since February 2016. Previously, Dr. Alataris served as Zosano’s President and Chief Operating Officer. Dr. Alataris was the founder and held the roles of President, Chief Executive Officer and Chief Commercial Officer with Nevro Corp. (NYSE: NVRO), a company that developed an innovative, evidenced-based neuromodulation platform for the treatment of chronic pain. Under Dr. Alataris’ leadership, Nevro advanced from product concept to clinical testing to successful market launch and international commercialization. Dr. Alataris has also served as Executive Chairman of the Board of Directors at IRRAS AB, a CNS medical device and drug delivery company and Head of Digital Healthcare Strategy at mc10inc a wearable sensor company. Prior to Nevro, he was Vice President at Bay City Capital, a healthcare focused venture capital firm based in San Francisco. He holds Master’s degrees in Science and Business and a Ph.D. in Bioengineering with emphasis in Neuroscience from the University of Southern California. We believe that Dr. Alataris is qualified to serve on our Board of Directors due to his service as our President and Chief Executive Officer, and his extensive knowledge of our company and industry.

Bruce D. Steel has served as a member of our Board of Directors since April 2012 and was the Chairman of the Board of Directors from June 2013 to May 2016. Mr. Steel is currently the Managing Director of BioMed Ventures, the strategic investment arm of BioMed Realty Trust. Mr. Steel is also a member of the Board of Directors of AEGEA Medical, Inc. Previously, Mr. Steel served as the Chief Executive Officer of Rincon Pharmaceuticals, Inc. and, between 2008 and 2010, as the Chief Business Officer of Anaphore, Inc. Mr. Steel received his Bachelor of Arts from Dartmouth College and his M.B.A. from the Marshall School of Business at the University of Southern California. Mr. Steel also holds the designation of Chartered Financial Analyst. We believe that Mr. Steel’s deep knowledge of the life-sciences industry as well as his executive level experience at various companies qualify him to serve as a member of our Board of Directors.

John P. Walker has served as a member of our Board since May 2016. Mr. Walker is currently the Executive Chairman and interim Chief Executive Officer of Vizuri Health Sciences, LLC and served as a Managing Director of Four Oaks Partners, a life sciences transaction advisory firm, which he co-founded in March 2012 until January 2015. As part of his activities with Four Oaks Partners, Mr. Walker served as the Chairman and interim Chief Executive Officer of Neuraltus Pharmaceuticals, Inc., a privately held biopharmaceutical company, until October 2013. From February 2009 until July 2010, Mr. Walker was the Chief Executive Officer at iPierian, Inc., a company focused on the use of inducible stem cells for drug discovery. From 2006 until 2009, Mr. Walker served as the Chairman and Chief Executive Officer of Novacea, Inc., a pharmaceutical company, which merged with Transcept Pharmaceuticals, Inc., a pharmaceutical company, in January 2009. Since 2001, Mr. Walker, acting as a consultant, was Chairman and Interim Chief Executive Officer at Kai Pharmaceuticals, a pharmaceutical company, Guava Technologies, a biotechnology company, CentaurPharmaceuticals, Inc., a pharmaceutical company, and Chairman and Chief Executive Officer of Bayhill Therapeutics, a biotechnology company. From 1993 until 2001, Mr. Walker was the Chairman and Chief Executive Officer of Arris Pharmaceutical Corporation, a pharmaceutical company, and its successor, Axys Pharmaceuticals Inc. Mr. Walker currently serves on the boards of directors of several privately held biotechnology companies, and is also on the board of directors of Lucille Packard Children’s Hospital at Stanford University Medical Center. Mr. Walker previously served on the board of directors of Geron Corporation, a biopharmaceutical company, and served on the board of directors of Evotec AG, a drug discovery alliance and development company. The Board believes that Mr. Walker’s qualifications for Board membership include his 40 years in the life sciences industry and his experience as Chairman and Chief Executive Officer of a number of development and commercial stage companies, providing valuable perspective to the operational and strategic issues of the Company. Mr. Walker is a graduate of the Advanced Executive Program at The Kellogg School of Management at Northwestern University and holds a B.A. from the State University of New York at Buffalo.

If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

The three nominees receiving the greatest numbers of votes cast will be elected as Class III directors. Brokers may not vote shares they hold for you in the election of directors, unless they receive timely voting instructions from you. We will not count abstentions or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF EACH OF MR. HAGAN, DR. WILSON AND DR. XANTHOPOULOS AS A CLASS III DIRECTOR.

PROPOSAL 2: AMENDMENT TO THE 2014 EQUITY AND INCENTIVE PLAN

We are asking stockholders to approve an amendment to our 2014 Equity and Incentive Plan, referred to as the 2014 Plan, to increase the number of shares of Common Stock approved for issuance under the plan by 700,000 shares. The 2014 Plan is an important part of our compensation program and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment in which employees view equity incentives as an important component of their compensation.

The closing price of our Common Stock on the NASDAQ Capital Market on April 19, 2017 was $1.50 per share. The material terms of the 2014 Plan and a more detailed description of the proposed amendment are set forth below.

General Description of 2014 Plan

The purpose of the 2014 Plan is to (i) provide long-term incentives and rewards to those employees, officers, directors and other key persons (including consultants) of the Company and its subsidiaries who are in a position to contribute to the long-term success and growth of the Company and its subsidiaries, (ii) to assist the Company and its subsidiaries in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Company’s stockholders. The 2014 Plan permits us to grant cash and equity-based awards to our employees, officers, directors and key persons (including consultants and prospective employees), including incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, performance share awards and dividend equivalent rights. To date, we have granted incentive stock options, non-statutory stock options, restricted stock and restricted stock units under the 2014 Plan. As of April 19, 2017, 40 employees were eligible to participate in the 2014 Plan. As of April 19, 2017, no shares of Common Stock have been issued pursuant to awards under the 2014 Plan, and 1,759,008 shares are reserved for issuance, of which 411,298 shares remain available for future awards. Outstanding options have exercise prices ranging from $0.57 to $9.29. The weighted average exercise price of all outstanding options is $1.95 per share. All options granted have a term of ten years. In addition to options, 9,000 shares of our common stock have been issued as restricted stock under the 2014 Plan, none of which have been cancelled, and 9,478 shares have been reserved for issuance under restricted stock units, or RSUs, none of which have been cancelled.

The Compensation Committee has discretion with respect to the amount of any awards granted under the 2014 Plan and, therefore, total awards that may be granted during a fiscal year to our employees, including our executive officers, are not determinable until completion of the year. On November 2, 2016, the Compensation Committee granted a total of 670,000 conditional stock options to certain executive officers, which are subject to the approval of the amendment to the 2014 Plan set forth in this Proposal 2. If the amendment to the 2014 Plan is not approved, these conditional stock option grants will be cancelled. Each of our non-employee directors is awarded a stock option to purchase a number of shares of our common stock equal to approximately 0.055% of our then outstanding common stock on a fully-diluted basis upon his or her election at an annual meeting of stockholders. These stock options vest in full on the first anniversary of the grant date, subject to continued service by the director until the next annual meeting. For more information, see “Director Compensation” below.

The following table sets forth shares underlying awards granted under the 2014 Plan through April 19, 2017:

Total Awards Under the 2014 Equity and Incentive Plan

Number of Shares of Common Stock Underlying Options and Awards (1)
Current executive officers:
Konstantinos Alataris, President and Chief Executive Officer	499,394
Georgia Erbez, Chief Business Officer and Interim Chief Financial Officer	0
Winnie W. Tso, Chief Financial Officer	32,500
Donald Kellerman, Pharm.D., Vice President, Clinical Development and Medical Affairs	237,000
Hayley Lewis, Vice President, Regulatory Affairs and Quality	237,000

Current executive officers as a group (5 persons)	1,005,894
Current non-executive officer directors as a group (5 persons)	143,291
Other Zosano employees as a group	868,525

Total Awards through April 19, 2017	2,017,710

(1)	Includes 670,000 stock options granted to certain executive officers that are conditioned upon the approval of the amendment to the 2014 Plan set forth in Proposal 2.

The following table provides information as of April 19, 2017 about the securities authorized for issuance under the 2014 Plan and our 2012 Stock Incentive Plan. In connection with the consummation of our initial public offering of common stock in January 2015, our board of directors terminated the 2012 Stock Incentive Plan effective as of January 27, 2015 and no further awards may be issued under the 2012 Stock Incentive Plan, except that the awards outstanding under the 2012 Stock Incentive Plan at the time of its termination continue to be governed by the terms of the 2012 Stock Incentive Plan. Our 2014 Equity and Incentive Plan was approved by our stockholders in July 2014 and our 2012 Stock Incentive Plan was approved by our stockholders in April 2012.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (2)		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plan (3)
Equity compensation plans approved by security holders (1):	1,508,478		$1.94	411,298
Equity compensation plans not approved by security holders:	957,000	(4)	$0.64	—
Totals:	2,465,478		$1.43	411,298

(1)	This table does not reflect the proposed increase in shares reserved for issuance under the 2014 Plan as set forth in Proposal 2.
(2)	As of April 19, 2017 options to purchase 1,329,232 shares of common stock were outstanding under the 2014 Plan. The weighted average remaining contractual life of these outstanding options as of April 19, 2017 was 9.11 years and the weighted average exercise price for such options was $1.95. In addition, at April 19, 2017 there were 9,478 shares of restricted stock units outstanding under the 2014 Plan with a remaining average contractual life of 0.04 years.

(3)	Consists of 411,298 shares of common stock available for issuance under the 2014 Plan.
(4)	Represents (i) 670,000 stock options granted to certain executive officers that are conditioned upon the approval of the amendment to the 2014 Plan set forth in Proposal 2 and (ii) nonstatutory stock options to purchase an aggregate of 287,000 shares granted as an inducement grant to certain of our employees (including our Chief Business Officer and Interim Chief Financial Officer). The inducement grants were granted outside of the equity compensation plans approved by security holders.

Administration and Eligibility

Awards are made by the Compensation Committee, which has been designated by our Board of Directors to administer the 2014 Plan. Subject to certain limitations, the Compensation Committee may delegate to our Chief Executive Officer (so long as our Chief Executive Officer is a member of the Board of Directors) or to one or more members of our Board of Directors the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or “covered employees” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee administers the 2014 Plan and determines the terms and conditions of each award to our executive officers and directors, including the exercise price, the form of payment of the exercise price, the number of shares subject to the award and the time at which such options become exercisable. The exercise price of any stock option granted under the 2014 Plan may not, however, be less than the fair market value of the Common Stock on the date of grant and the term of any such option cannot be greater than 10 years.

Awards

The 2014 Plan provides for the following categories of awards:

Options. Our 2014 Plan permits the granting of options to purchase common stock that are intended to qualify as “incentive stock options” under the Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options. We may grant non-qualified stock options to our employees, directors, officers, consultants or advisors in the discretion of our Compensation Committee. Incentive stock options will only be granted to our employees. The exercise price of each incentive stock option may not be less than 100% of the fair market value of shares of our common stock on the date of grant. If we grant incentive stock options to any person holding 10% or more of the outstanding voting stock of the Company, the exercise price may not be less than 110% of the fair market value of shares of our common stock on the date of grant. The exercise price of any non-qualified stock option will be determined by our Compensation Committee and may not be less than the fair market value of shares of our common stock.

The term of each option may not exceed 10 years from the date of grant, and no option shall be transferable by the optionee other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may provide in the award agreement regarding a given option, or may agree in writing with respect to an outstanding option, that the optionee may transfer their non-statutory stock options to members of their immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this plan and the applicable option.

In general, an optionee may pay the exercise price of an option by cash or, if so provided in the applicable option agreement, by tendering shares of our common stock, by a “cashless exercise” through a broker supported by an irrevocable instruction to such broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised or by any other method permitted by the compensation committee.

Stock appreciation rights. Pursuant to the 2014 Plan, we may grant stock appreciation rights, or an award entitling the recipient to receive cash or shares of our common stock having a value on the date of exercise calculated as follows: (i) the exercise price of a share of common stock on the grant date is less the fair market value of the common stock on the date of exercise and (ii) multiplied by the number of shares of stock with respect to which the stock appreciation right shall have been exercised. The exercise price of a stock appreciation right shall not be less than 100% of the fair market value of our common stock on the date of grant, and the terms and conditions of the stock appreciation rights shall be determined from time to time by the Compensation Committee.

Restricted stock awards. Pursuant to the 2014 Plan, we may grant restricted stock awards entitling the recipient to acquire, at such a price as determined by the Compensation Committee, shares of common stock subject to such restrictions and conditions as the Compensation Committee may determine at the time of grant. Conditions may be based on continuing employment or achievement of pre-established performance goals and objectives. A holder of a restricted stock award may exercise voting rights upon (i) execution of a written instrument setting forth the award and (ii) payment of any applicable purchase.

Restricted stock units. Pursuant to the 2014 Plan, we may grant restricted stock units which entitle the holder, upon vesting of the right, to a number of shares of common stock as determined in the award agreement. The Compensation Committee shall determine the restrictions and conditions applicable to each restricted stock unit at the time of grant, and a holder of a restricted stock unit shall only have exercisable rights as a stockholder upon settlement of restricted stock units. Unless otherwise provided in the award agreement, a holder’s rights in all restricted stock units that have not vested shall automatically terminate immediately following the holder’s termination of employment with the Company for any reason.

Unrestricted stock awards. Pursuant to the 2014 Plan, we may grant unrestricted awards of shares of common stock free of any restrictions under the plan. The right to receive shares of unrestricted stock awards on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

Performance share awards. Pursuant to the 2014 Plan, we may grant performance share awards entitling the recipient to acquire shares of common stock upon the attainment of specified performance goals; provided, however, that the Compensation Committee, in its discretion, may provide either at the time of grant or at the time of settlement that a performance share award will be settled in cash. The period during which performance is to be measured for performance share awards shall not be less than one year, and such performance share awards, and all rights with respect to such awards, may not be sold, assigned, transferred, pledged or otherwise encumbered.

Dividend equivalent rights. Pursuant to the 2014 Plan, we may grant dividend equivalent rights entitling the recipient to receive credits based on cash dividends that would be paid on the shares of stock specified in the dividend equivalent right (or other award to which it relates). Dividend equivalent rights may be settled in cash or shares of stock or a combination thereof, in a single installment or installments. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as such other award.

Cash awards. The Compensation Committee, in its discretion, may provide for cash payments to be made under the 2014 Plan. Such cash awards may be made subject to such terms, conditions and restrictions as the Compensation Committee considers necessary or advisable.

Federal Income Tax Consequences Relating to Equity Awards.

Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option, known as an ISO, under the 2014 Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to Zosano for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Zosano is entitled to deduct this amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Non-statutory Stock Options. No income is realized by the optionee at the time a non-statutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Zosano receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by Zosano.

Restricted Stock. Awards of restricted stock that are non-transferable and subject to forfeiture are generally not taxable to the recipient until the shares vest. When the shares vest, the recipient realizes compensation income equal to the difference between the amount paid for the shares and their fair market value at the time of the vesting, and we are entitled to a corresponding deduction. Appreciation in the value of the shares during the vesting period therefore increases the income subject to tax at ordinary income rates at the time of vesting as well as the corresponding deduction we are entitled to take at that time. The tax is payable for the year in which the vesting occurs, regardless of whether the shares are sold at that time. If the recipient is an employee, Zosano is required to withhold income and social security taxes from the compensation income (by withholding from shares, from other income of the employee or from a cash payment made by the employee to Zosano to cover the withholding taxes).

Instead of being taxed when the shares vest, a recipient may elect to be taxed in the year the shares are awarded by filing a “Section 83(b) election” with the Internal Revenue Service within 30 days after issuance of the restricted shares. The recipient then realizes compensation income in the year of the award equal to the difference between the amount paid for the shares and their fair market value at the time of issuance, and we are entitled to a corresponding deduction at that time.

Unrestricted Stock. Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income. We receive a tax deduction for the amount reported as ordinary income to the recipient subject to the limitations of Internal Revenue Code Section 162(m). Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Restricted Stock Units. A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. Subject to the limitations of Internal Revenue Code Section 162(m), we receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Internal Revenue Code Section 162(m). United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next three highest paid executive officers other than the Chief Financial Officer (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code

Section 162(m). Stock options and SARs granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options or SARs are granted by a committee consisting solely of outside directors, and (c) the stock options or SARs have an exercise price that is not less than the fair value of common stock on the date of grant.

Our Compensation Committee has designed the 2014 Plan with the intention of satisfying Section 162(m) with respect to restricted stock awards, restricted stock unit awards, performance share awards or cash awards, if any, granted to covered employees.

In the case of restricted stock, restricted stock units and cash awards, Section 162(m) requires that the general business criteria of any performance goals that are established by our Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer.

Cash Awards. When a cash award is paid or otherwise made available to a participant, the award holder will recognize ordinary income in an amount equal to the cash received or made available. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Proposed Amendment to the 2014 Plan

On March 1, 2017, the Compensation Committee of our Board of Directors voted, subject to stockholder approval, to amend the 2014 Plan to increase the number of shares available for issuance under the 2014 Plan by 700,000 shares. As of April 19, 2017, this will bring the total shares available for issuance to 1,111,298 shares, subject to adjustment for stock-splits and similar capital changes, and of which 670,000 shares underlie contingent stock options conditioned upon approval of the amendment to the 2014 Plan.

Stockholder approval of the 700,000 share increase is required under applicable NASDAQ Market Rules as well as to ensure that these shares may be treated as incentive stock options under the Internal Revenue Code. This amendment is intended to provide a sufficient number of shares of Common Stock for anticipated awards to eligible persons through 2017.

New Plan Benefits

If Proposal 2 is approved, the Compensation Committee will be able to grant awards to our employees, officers and other key persons (including consultants) of the Company and its subsidiaries. Also, non-employee directors are eligible to receive awards under the 2014 Plan. Grants of awards under the 2014 Plan are discretionary to the Board and the Committee, to the extent that the Board has delegated its authority to the Committee to do so; consequently, except as provided below, it is not possible to determine at this time the amount or dollar value of awards to be provided under the 2014 Plan if our stockholders approve Proposal 2.

The table below provides the grants of options under the 2014 Plan, under which no Company shares will be issued unless and until we obtain stockholder approval of the increase in shares under the 2014 Plan. In November 2016, our Compensation Committee approved, subject to stockholder approval of Proposal 2, the grant of these options to purchase common stock to certain of our executive officers. The options vest with respect to 25% of the shares on the first anniversary of the date of grant and then the options vest on the corresponding day of each month thereafter with respect to an additional 1/48th of the shares so that the options will be fully vested on the fourth anniversary of the date of grant.

Name and Position	2016 Equity Awards (1) Number of Shares
Konstantinos Alataris	90,000
President and Chief Executive Officer
Georgia Erbez	—
Chief Business Officer and Interim Chief Financial Officer
Donald Kellerman	180,000
Vice President Clinical Development and Medical Affairs
Vikram Lamba	—
Chief Executive Officer (2)
Executive Group	450,000
Non-Executive Director Group	—
Non-Executive Officer Employee Group	220,000

(1)	Issued pursuant to the 2014 plan. All of the 2016 Equity Awards listed above have an exercise price of $0.57 per share.
(2)	Mr. Lamba’s employment with the Company terminated on January 6, 2016. He was succeeded as our President and Chief Executive Officer by Dr. Alataris.

The preceding summary is qualified in its entirety by reference to the full text of the 2014 Plan, as amended by our Board of Directors and subject to stockholder approval, which has been filed with the SEC and will be made available upon written request to Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, Attention: Georgia Erbez, Chief Business Officer and Interim Chief Financial Officer, telephone: (510) 745-1200.

Votes Required

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, will constitute the approval of the proposed amendment to the 2014 Plan. Abstentions will count as votes.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR 2014 EQUITY AND INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Marcum LLP served as our independent registered public accounting firm and audited our financial statements for each of the fiscal years ended December 31, 2016, 2015 and 2014. The Audit Committee of our Board of Directors has retained Marcum LLP as our independent registered public accounting firm to audit our financial statements for our fiscal year ending December 31, 2017.

Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, then the Audit Committee will reconsider whether to retain Marcum LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Zosano Pharma and our stockholders.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our Board of Directors currently consists of six members, and there are no contractual obligations regarding the election of our directors. Each of our directors holds office until the director’s successor has been elected and qualified or until the director’s earlier death, resignation or removal.

Our Certificate of Incorporation and our Bylaws provide that the authorized number of directors may be changed only by resolution adopted by a majority of the authorized number of directors constituting the Board of Directors. Our Certificate of Incorporation and Bylaws also provide that a director may be removed only for cause by the affirmative vote of the holders of at least 66-2/3% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an increase in the authorized number of directors constituting the Board of Directors, may be filled only by vote of a majority of our directors then in office.

In accordance with the terms of our Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with members of each Class serving staggered three-year terms, divided as follows:

•	the Class I directors are Dr. Alataris and Mr. Walker, whose terms will expire at the annual meeting of stockholders to be held in 2018;

•	the Class II director is Mr. Steel, whose term will expire at the annual meeting of stockholders to be held in 2019; and

•	the Class III directors are Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos, whose terms will expire at our 2017 Annual Meeting of Stockholders.

Upon the expiration of the term of a Class of directors, directors in that Class are eligible, if nominated, to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our common stock is listed on The NASDAQ Capital Market tier of The NASDAQ Stock Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors within 12 months from the date of listing in connection with the company’s initial public offering. In addition, the rules of The NASDAQ Stock Market require that (i) on the date of listing in connection with a company’s initial public offering, at least one member of each of the listed company’s audit, compensation, and nominating and corporate governance committees be independent, (ii) within 90 days of the date of listing in connection with the company’s initial public offering, a majority of the members of such committees be independent and (iii) within one year of the date of listing in connection with the company’s initial public offering, all the members of such committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that each of

Mr. Walker, Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules, and that each of Dr. Alataris and Mr. Steel is not an “independent director.” In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining the independence of such directors, including the beneficial ownership of our capital stock by each non-employee director and by entities with which each non-employee director is associated.

In fiscal year 2016, our Board of Directors initially consisted of Dr. M. James Barrett, Mr. Hagan, Mr. Steel, Dr. Wilson, Dr. Xanthopoulos, Mr. Vikram Lamba and Dr. Peter Daddona. Mr. Lamba resigned as a member of the Board of Directors effective as of January 6, 2016, Dr. Daddona resigned as a member of the Board of Directors effective as of January 22, 2016 and Dr. Barrett resigned as a member of the Board of Directors effective as of January 22, 2016. Dr. Alataris was appointed to fill a vacancy on our Board of Directors as a Class I Director on February 3, 2016 and Mr. Walker was appointed to fill a vacancy on our Board of Directors as a Class I Director on May  4, 2016.

Board Role in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Chief Executive Officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of the company, while our Chairman, who is not an executive officer or employee of our company, facilitates communications between the Board and the Chief Executive Officer and discussion among the independent directors and presides over meetings of the Board and stockholders. Our non-employee directors meet in executive session on a regular basis, without management present, with our Chairman presiding, and our independent directors also meet in executive session on a regular basis, without management and without Mr. Steel present.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees, which are the only standing committees of our Board of Directors, operates under a charter that has been approved by our Board of Directors. A current copy of the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website, which is located at www.zosanopharma.com, under “Investors—Corporate Governance.”

Audit Committee. The current members of our Audit Committee are Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos. Previously in fiscal year 2016, our Audit Committee had consisted of Mr. Hagan, Dr. Wilson, Dr. Xanthopoulos and Mr. Steel; Mr. Steel resigned as a member of the Audit Committee effective as of January 22, 2016. Our Board of Directors has determined that each of Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos satisfies The NASDAQ Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) under the Exchange Act. Each of the members of our Audit Committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and The NASDAQ Stock Market. The Board of Directors has also determined that Mr. Hagan qualifies as an “audit committee financial expert,” as defined by applicable rules of The NASDAQ Stock Market and the SEC. Mr. Steel was not independent for purposes of Rule 10A-3 under the Exchange Act by reason of his affiliations with BMV Direct SOTRS LP and BMV Direct SO LP, two of our stockholders, but our Board of Directors appointed Mr. Steel to the Audit Committee at a time when we had fewer than three independent directors, relying on the exemption from the independence standards of Rule 10A-3(b)(1) contained in Rule 10A-3(b)(1)(iv)(A) under the Exchange. Upon Mr. Steel’s resignation as a member of the committee on January 22, 2016, our Audit Committee was comprised entirely of independent directors.

The Audit Committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm and reviews and approves any related party transactions entered into by us.

The Audit Committee met in person or by telephone four times during fiscal year 2016.

Compensation Committee. The current members of our Compensation Committee are Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos, each of whom is an independent director. Previously in fiscal year 2016, the Compensation Committee had consisted of Mr. Hagan, Dr. Wilson, Dr. Xanthopoulos and, until his resignation from our Board of Directors on January 22, 2016, Dr. Barrett. Dr. Barrett was not an independent director by reason of his affiliation with New Enterprise Associates 12, Limited Partnership, one of our stockholders. Upon Dr. Barrett’s resignation from our Board of Directors on January 22, 2016, our Compensation Committee was comprised entirely of independent directors.

The Compensation Committee:

•	approves the compensation and benefits of our executive officers;

•	reviews and makes recommendations to the Board of Directors regarding benefit plans and programs for employee compensation; and

•	administers our equity compensation plans.

The Compensation Committee met in person or by telephone six times during fiscal year 2016.

Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos, each of whom is an independent director. Previously in fiscal year 2016, our Nominating and Corporate Governance Committee had consisted of Mr. Hagan, Dr. Wilson, Dr. Xanthopoulos and, until he resigned as a member of the Nominating and Corporate Governance Committee effective as of January 22, 2016, Mr. Steel. Mr. Steel was not independent by reason of his affiliations with BMV Direct SOTRS LP and BMV Direct SO LP, two of our stockholders. Upon his resignation as a member of the committee on January 22, 2016, our Nominating and Corporate Governance Committee was comprised entirely of independent directors.

The Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become Board members;

•	recommends to the Board of Directors nominations of persons to be elected to the Board of Directors; and

•	advises the Board of Directors regarding appropriate corporate governance policies and assists the Board of Directors in achieving them.

The Nominating and Corporate Governance Committee met in person or by telephone twice during fiscal year 2016.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. During fiscal year 2016, each of Dr. Barrett (who resigned as of January 22, 2016), Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos served as a member of our Compensation Committee. None of these directors, and none of the current members of our Compensation Committee, is an officer or employee of our company, nor has any of them ever been an officer or employee of our company, including during fiscal year 2016.

Code of Business Conduct and Ethics; Corporate Governance Guidelines

We have adopted a written code of ethics that applies to our directors, executive officers and employees, and we also have adopted corporate governance guidelines. A copy of our code of ethics is posted on our website, which is located at www.zosanopharma.com, under “Investors–Corporate Governance.” If we make any substantive amendments to, or grant any waivers from, a provision of our code of ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website.

Meetings of the Board of Directors

Our Board of Directors met in person or by telephone 17 times during fiscal year 2016. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee of the Board of Directors on which he served, in each case held during the period in which he served as a director, in fiscal year 2016.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the Board of Directors and meetings of committees of the Board of Directors on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board of Directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so. Our annual meeting of stockholders for fiscal year 2015 was held on November 2, 2016 and was attended by all of the members of our Board of Directors.

Director Candidates and Selection Process

Our Nominating and Corporate Governance Committee, in consultation with our Board of Directors, is responsible for identifying and reviewing candidates to fill open positions on the Board of Directors, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the Board of Directors or otherwise, and recommending to our full Board of Directors candidates for nomination for election as directors. In evaluating the qualifications of candidates, the Nominating and Corporate Governance Committee will consider any requirements of applicable law and NASDAQ listing standards, a candidate’s strength of character, judgment, business experience and specific areas of expertise, familiarity with our industry, principles of diversity, factors relating to the composition of our Board of Directors (including its size and structure), and such other factors as the Nominating and Corporate Governance Committee deems to be appropriate. The goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The Nominating and Corporate Governance Committee is responsible for reviewing from time to time the criteria it uses to evaluate the qualifications of candidates.

Our Nominating and Corporate Governance Committee has not adopted any formal policy, guidelines or procedures regarding the diversity of our Board of Directors. Our priority in selection of Board members is identification of members who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, knowledge of our business and understanding of the competitive landscape.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent (5%) of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555. Assuming that appropriate biographical and background material is provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates that it recommends. If the Board of Directors resolves to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting of stockholders. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve as a director if elected. As part of this responsibility, the Nominating and Corporate Governance Committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for election as a director and such candidate’s compliance with the independence and other qualification requirements established by the Nominating and Corporate Governance Committee or imposed by applicable law or listing standards.

Communications with our Board of Directors

Stockholders wishing to communicate with our Board of Directors should send correspondence to the attention of our Secretary, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our Secretary will review all correspondence confirmed to be from stockholders in conjunction with the Chairman of the Board of Directors, who will decide whether or not to forward the correspondence or a summary of the correspondence to the full Board of Directors or a committee thereof. The Secretary and the Chairman of the Board of Directors will review all stockholder correspondence, but the decision to relay that correspondence to the full Board of Directors or a committee thereof will rest entirely within the discretion of the Chairman. Our Board of Directors believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Chairman, our Board of Directors may elect to adopt more elaborate screening procedures.

Director Compensation

Only our independent directors receive compensation for service on the Board of Directors. Each of our independent directors receives annual compensation as follows:

•	for serving as a member of our Board of Directors, an annual cash retainer of $35,000 and an annual grant of a non-statutory stock option to purchase a number of shares of our common stock equal to approximately 0.055% of our then outstanding common stock on a fully-diluted basis (at a per share exercise price equal to fair market value on the date of grant) vesting in equal monthly installments over a period of one year; and

•	for serving as the chairperson of the Audit Committee of the Board of Directors, an annual cash retainer of $10,000; for serving as the chairperson of the Compensation Committee of the Board of Directors, an annual cash retainer of $7,000; and for serving as the chairperson of the Nominating and Corporate Governance Committee of the Board of Directors, an annual cash retainer of $7,000.

In May 2016, concurrent with the appointment of Mr. Walker to the Board of Directors, the Board of Directors approved an annual cash retainer of $25,000 for service as chairman of the Board of Directors.

The cash fees described above are paid in monthly installments, in arrears. Non-employee directors are reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and of committees of the Board of Directors on which they serve.

In addition, it is our policy to grant to an independent director upon his or her initial election to our Board of Directors a non-statutory stock option to purchase a number of shares of our common stock equal to between, depending on his or her qualifications, approximately 0.125% and approximately 1.0% of our then outstanding common stock on a fully-diluted basis (at a per share exercise price equal to fair market value on the date of grant), with 25% of the shares vesting on the first anniversary of the date of election to the Board and the remaining shares vesting in equal monthly installments over the following three-year period.

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our non-employee directors who served during 2016. See “Executive Compensation” for a discussion of the compensation of Mr. Lamba and Dr. Alataris in their capacities as executive officers.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Joseph “Jay” P. Hagan	$45,000	$9,742	$54,742
Bruce D. Steel (2)	—	—	—
John Walker (3)	39,516	26,868	66,384
Troy Wilson, Ph.D., J.D.	42,000	9,742	51,742
Kleanthis G. Xanthopoulos, Ph.D.	42,000	9,742	51,742

(1)	Represents the aggregate grant date fair value of stock options and restricted stock awards granted in fiscal year 2016 in accordance with ASC718, Compensation-Stock Compensation. For information regarding assumptions used in calculating these amounts, see Note 10. Stock-Based Compensation included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2016.
(2)	Only our independent directors receive compensation for service on the Board of Directors. Mr. Steel is not an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules.
(3)	On May 4, 2016, our Board of Directors appointed John Walker as a Class I director and the Chairman of the Board of Directors.

The table below sets forth the aggregate number of outstanding stock awards and option awards held as of December 31, 2016 by each of our current non-employee directors who was serving as of that date.

	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Outstanding in Restricted Stock Awards	Number of Shares Subject to Outstanding Options
Joseph “Jay” P. Hagan	—	—	48,000
Bruce D. Steel	—	—	—
John Walker	9,478	—	36,813
Troy Wilson, Ph.D., J.D.	—	3,000	48,301
Kleanthis G. Xanthopoulos, Ph.D.	—	6,000	48,301

Our Management

Our executive officers, their positions and their ages as of April 19, 2017 are set forth below:

Name	Age	Position(s)
Konstantinos Alataris, Ph.D.	47	President, Chief Executive Officer, and Director
Georgia Erbez	50	Chief Business Officer and Interim Chief Financial Officer (1)
Winnie W. Tso	55	Chief Financial Officer (1)
Donald Kellerman, Pharm.D.	62	Vice President, Clinical Development and Medical Affairs
Hayley Lewis	41	Vice President, Regulatory Affairs and Quality

(1)	Effective May 13, 2016, Ms. Tso began a medical leave of absence and on June 15, 2016, Ms. Erbez was appointed Interim Chief Financial Officer. On September 7, 2016, Ms. Erbez was appointed Chief Business Officer.

Konstantinos Alataris, Ph.D. has served as our President and Chief Executive Officer since January 2016 and has been a member of our board of directors since February 2016. Previously, Dr. Alataris served as Zosano’s President and Chief Operating Officer. Dr. Alataris was the founder and held the roles of President, Chief Executive Officer and Chief Commercial Officer with Nevro Corp. (NYSE:NVRO), a company that developed an innovative, evidenced-based neuromodulation platform for the treatment of chronic pain. Under Dr. Alataris’ leadership, Nevro advanced from product concept to clinical testing to successful market launch and international commercialization. Dr. Alataris has also served as Executive Chairman of the Board of Directors at IRRAS AB, a CNS medical device and drug delivery company and Head of Digital Healthcare Strategy at mc10inc a wearable sensor company. Prior to Nevro, he was Vice President at Bay City Capital, a healthcare focused venture capital firm based in San Francisco. He holds Master’s degrees in Science and Business and a Ph.D. in Bioengineering with emphasis in Neuroscience from the University of Southern California. We believe that Dr. Alataris is qualified to serve on our Board of Directors due to his service as our President and Chief Executive Officer, and his extensive knowledge of our company and industry.

Georgia Erbez has served as our Chief Business Officer since September 2016 and Interim Chief Financial Officer since June 2016. From May 2016 until September 2016, Ms. Erbez served as Senior Vice President and Chief Financial Officer of Revolution Medicines, a drug development company. From November 2015 to March 2016, Ms. Erbez served as Executive Vice President and Chief Financial Officer of Asterias Biotherapeutics, a development stage biotechnology company, and from September 2012 to November 2014, Ms. Erbez served as Chief Financial Officer, Secretary and Treasurer of Raptor Pharmaceutical Corp., a commercial-stage biopharmaceutical company. Prior to Raptor, from March 2008 to September 2012, Ms. Erbez was a founder and Managing Director of Beal Advisors, a boutique investment bank providing advisory and capital acquisition services to emerging growth companies. Ms. Erbez also served as Managing Director and Consultant at Collins Stewart LLC from April 2011 to January 2012. From 2005 to 2008, Ms. Erbez was a Senior Vice President in the life sciences investment banking group at Jefferies & Co. From 1998 to 2002, she was with the healthcare investment banking group at Cowen and Co., most recently as Director. From 1997 to 1998, Ms. Erbez was an associate at Hambrecht & Quist, where she provided investment banking services to life sciences companies and healthcare services. From July 1989 to January 1997, Ms. Erbez was with Alex Brown & Sons in the healthcare investment banking group, where she focused on life sciences, medical technology and healthcare services companies. Ms. Erbez holds a B.A. in International Relations with an emphasis in Economics from the University of California at Davis.

Winnie W. Tso has served as our Chief Financial Officer since April 2014. From January 2014 to April 2014, Ms. Tso served as a consultant to us. Prior to joining us in January 2014, Ms. Tso served as Vice President, Finance and Corporate Controller of SciClone Pharmaceuticals, a publicly-traded specialty biopharmaceutical company, in 2013. Prior to that, Ms. Tso served in various Vice President and Principal Accounting Officer positions from 2009 to 2013, including at Velti plc where Ms. Tso helped lead Velti’s U.S. public offering raising in excess of $150 million in equity financing. Prior to Velti, Ms. Tso held senior finance positions at several publicly-traded biopharmaceutical companies, including ARYx Therapeutics, Titan Pharmaceuticals and Genelabs Technologies, where she was responsible for building the finance and accounting infrastructures and implementing systems of internal controls. Ms. Tso is a Certified Management Accountant, a Certified Financial Manager, a Certified Public Accountant licensed in the State of California and a member of the American Institute of Certified Public Accountants. Ms. Tso received her B.S. degree in Business Administration from the Haas School of Business at the University of California, Berkeley. Ms. Tso is currently on a medical leave of absence.

Donald Kellerman, Pharm.D. has served as our Vice President of Clinical Operations since June 2015. Prior to joining us, Dr. Kellerman served as Senior Vice President of Clinical Development and Regulatory Affairs at Tonix Pharmaceuticals from April 2014 to April 2015. Previously, from 2008 to 2013, Dr. Kellerman served as Senior Vice President of Clinical Development and Medical Affairs at MAP Pharmaceuticals, Inc. (acquired by Allergan, Inc.). Dr. Kellerman also held the position of Senior Vice President of Development at Inspire Pharmaceuticals, Inc. from 1999 to 2008, where he was responsible for all aspects of drug development, including clinical research, regulatory affairs, project management and biostatistics. He also led groups responsible for running several clinical programs in the respiratory, ophthalmology and cardiovascular areas. In addition, Dr. Kellerman has served in various clinical and project leadership positions at Glaxo Wellcome, Sepracor, Inc., and E.R. Squibb and Sons, Inc. He has more than 25 years of experience in the development of prescription pharmaceuticals and has lead- or co-authored more than 80 publications. Dr. Kellerman holds Doctor of Pharmacy and Bachelor of Science degrees from the College of Pharmacy at the University of Minnesota.

Hayley Lewis has served as our Vice President of Regulatory Affairs and Quality since October 2015. Prior to joining the Company, Ms. Lewis was Vice President of Regulatory Affairs and Quality at Carbylan Therapeutics from May 2014 until September 2015. While at Carbylan, Ms. Lewis was part of the executive team that took the company public in April 2015, as well as being responsible for all regulatory and quality activities, both internally and for Carbylan’s external development programs. From 2003 to 2014, Ms. Lewis held positions of increasing responsibility, most recently as the Senior Director of Regulatory Affairs at Depomed, Inc. During her tenure, she led the company in the approvals of three NDAs, Proquin®, Glumetza®, and Gralise®, as well as approvals of several supplemental NDAs for Gralise®, Cambia®, Zipsor® and Lazanda®, including a line extension for Glumetza®, CMC, and labeling changes for the neurology and pain product lines for Depomed’s portfolio. Ms. Lewis received a B.S. in Pharmaceutical Sciences from the University of Greenwich, and completed the Executive Program for Women Leaders at the Stanford Graduate School of Business.

EXECUTIVE COMPENSATION

Executive Summary

The compensation of our executive officers is determined by the Compensation Committee of our Board of Directors, and discussed by the Compensation Committee throughout the year. Our formal annual compensation review process generally takes place during the first quarter of each fiscal year, after the results of the previous fiscal year are known. Annual variable compensation and discretionary cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation, if any, are awarded by the Compensation Committee on a discretionary basis, generally during the first fiscal quarter, after a review of the previous fiscal year’s results.

Our Compensation Committee is comprised entirely of non-employee directors, each of whom our Board of Directors has determined is independent within the meaning of the rules of The NASDAQ Stock Market. The members of the Compensation Committee have substantial managerial experience and wide contacts in the biotechnology and pharmaceutical industries and in the broader healthcare industry, upon which they rely in making their determinations. The Compensation Committee also takes into account publicly available information concerning the compensation practices of other companies in the biotechnology and pharmaceutical industries. This information is used by the Compensation Committee informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive.

Our Chief Executive Officer makes recommendations with regard to the compensation of our executive officers other than himself, which are reviewed by the Compensation Committee. Executive officers do not participate in the process of establishing their own annual compensation.

The Compensation Committee does not have a formal benchmarking policy or a practice of establishing the amount of any element of our executive officers’ compensation by reference to a fixed range of percentages or percentiles of the compensation of any peer or comparison group.

Our Compensation Committee has reviewed our compensation programs and believes that our compensation programs have not encouraged or rewarded excessive or inappropriate risk taking.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer who served as executive officers as of December 31, 2016 as well as our former Chief Executive Officer. We refer to these individuals as our named executive officers.

	Year	Salary	Bonus		Fair Value of Option Awards (1)		Other		Total
Konstantinos Alataris	2016	449,148	191,250	(2)	385,808		—		1,026,206
President and Chief Operating Officer	2015	105,288	18,750	(3)	1,297,504	(4)	—		1,421,542
Georgia Erbez	2016	110,160	41,300	(2)	143,161		99,536	(5)	394,157
Chief Business Officer and Interim Chief Financial Officer (6)
Donald Kellerman	2016	297,083	90,000	(2)	98,742		—		485,825
Vice President Clinical Development and Medical Affairs (7)	2015	151,347	28,984	(3)	157,758	(4)	—		338,089
Vikram Lamba	2016	6,528	—		—		440,102	(8)	446,630
Chief Executive Officer (9)	2015	424,360	85,000		—		—		509,360

(1)	Represents the aggregate grant date fair value of option awards granted in fiscal year 2015 and 2016 and in accordance with ASC718, Compensation-Stock Compensation. For information regarding the assumptions used in calculating these amounts, see Note 10. Stock-Based Compensation included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2016.
(2)	Represents cash bonus awarded in respect to 2016 and paid in March 2017. Bonus amounts were determined pursuant to applicable employment agreements and based on achievement of individual and company performance goals and other factors deemed relevant by our Compensation Committee and Board of Directors.
(3)	Represents cash bonus awarded in respect to 2015 and paid in March 2016. Bonus amounts were determined pursuant to applicable employment agreements and based on achievement of individual and company performance goals and other factors deemed relevant by our Compensation Committee and Board of Directors.
(4)	The aggregate grant date fair value of option awards granted in fiscal year 2015 includes the impact of the options exchanged pursuant to the 2015 Stock Option Exchange Program. For a description of the 2015 Stock Option Exchange Program, see Note 10. Stock-Based Compensation included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015.
(5)	Ms. Erbez was a consultant to the Company from June 6, 2016 to September 6, 2016; these amounts represent consulting fees paid.
(6)	Ms. Erbez joined the Company as Chief Business Officer on September 7, 2016.
(7)	Mr. Kellerman joined the Company as Vice President Clinical Development and Medical Affairs on June 8, 2015.
(8)	Represents payments of severance and accrued vacation in connection with the Termination of Mr. Lamba’s employment.
(9)	Mr. Lamba’s employment with the Company terminated on January 6, 2016. He was succeeded as our President and Chief Executive Officer by Dr. Alataris.

Narrative Disclosure to Summary Compensation Table

We review compensation annually for all of our employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our board of directors has historically determined our executives’ compensation. Our compensation committee typically has reviewed and discussed management’s proposed compensation with the President and Chief Executive Officer for all executives other than our President and Chief Executive Officer. Based on those discussions and its discretion, the compensation committee then has recommended the compensation for each executive officer. Our board of directors, without members of management present, has discussed the compensation committee’s recommendations and ultimately approved the compensation of our executive officers. Our compensation committee is responsible for approving the compensation and benefits of our executive officers.

We have an employment agreement with Konstantinos Alataris, our President, Chief Executive Officer and Chief Operating Officer. We also have an employment offer letter with Georgia Erbez, our Chief Business Officer and Interim Chief Financial Officer and with Donald Kellerman, our Vice President, Clinical Development. We had an employment agreement with Vikram Lamba, our former Chief Executive Officer, until Mr. Lamba’s employment with the Company was terminated on January 6, 2016. Dr. Alataris’ employment agreement provides for an initial base salary of $375,000, subject to increase from time to time. In February

2016, we amended Dr. Alataris’ employment agreement to reflect his capacity to serve as our Chief Executive Officer starting January 2016 at a base salary of $450,000. The amended employment agreement provides for a target annual bonus of 50% of his annual base salary for 2016, to be determined by the board of directors in its discretion based on company performance against goals established annually by the compensation committee, as well as the Company’s then prevailing cash position. Ms. Erbez’s employment letter agreement provides for an initial base salary of $350,000, subject to increase from time to time. Ms. Erbez joined the Company on September 7, 2016. Ms. Erbez employment letter agreement provides for a target annual bonus of 40% of her annual base salary, to be determined by the board of directors in its discretion after consideration of a proposal from the CEO based on company performance against goals established annually by the compensation committee, as well as the Company’s then prevailing cash position. Dr. Kellerman’s employment offer letter agreement provides for an initial base salary of $265,000. At the end of 2016, Dr. Kellerman’s annual base salary was $320,000. Dr. Kellerman’s employment offer letter provides for a targeted bonus of 30% of his annual base salary, to be awarded and paid in accordance with the terms of the Company’s bonus program adopted by our Compensation Committee in February 2015 and based on achievement of company performance and individual goals and other factors deemed relevant by our Compensation Committee. Based on the factors described above, the board of directors and the compensation committee awarded Dr. Alataris, Ms. Erbez and Dr. Kellerman 2016 bonuses of $191,250, $41,300 and $90,000, respectively.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2016.

	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Option Grant Date
Konstantinos Alataris	52,349	209,394	(1)	$2.26	12/15/2025	12/15/2015
	—	200,000	(2)	$2.34	2/3/2026	2/3/2016
Georgia Erbez	—	252,000	(3)	$0.77	9/7/2026	9/7/2016
Donald Kellerman	7,500	30,000	(1)	$2.26	12/15/2025	12/15/2015
	27,000	27,000	(4)	$2.57	3/29/2026	3/29/2016

(1)	This option became exercisable for 25% of the underlying shares on December 15, 2016, and thereafter becomes exercisable for the remaining underlying shares in equal monthly installments over three years, resulting in the option being exercisable for 100% of the underlying shares on the fourth anniversary of the grant date.
(2)	This option becomes exercisable for 25% of the underlying shares on February 3, 2017, and thereafter becomes exercisable for the remaining underlying shares in equal monthly installments over three years, resulting in the option being exercisable for 100% of the underlying shares on the fourth anniversary of the grant date.
(3)	This option becomes exercisable on the first anniversary of the date of grant for 25% of the total number of option shares and becomes exercisable on the corresponding day of each month thereafter for an additional 1/48th of the total number of option shares, so that the stock option is fully vested on the fourth anniversary of the date of grant; provided, however, that 25% of the total option shares (in addition to any then-vested option shares) shall vest if the holder is terminated without cause or resigns for good reason (as these terms are defined in the holder’s employment agreement); provided, further, that 100% of any then unvested option shares shall vest if the holder is terminated without cause or resigns for good reason within one year after a change in control (as defined in the holder’s employment agreement).
(4)	This option becomes exercisable for 25% of the underlying shares on March 29, 2017, and thereafter becomes exercisable for the remaining underlying shares in equal monthly installments over three years, resulting in the option being exercisable for 100% of the underlying shares on the fourth anniversary of the grant date.

Severance and Change in Control Arrangements

Pursuant to the terms of Mr. Alataris’ employment agreement, if the Company terminates Dr. Alataris other than for cause or Dr. Alataris resigns for good reason, then the Company will continue to pay Dr. Alataris his base salary for twelve months following termination, pay Dr. Alataris a bonus equal to the amount of the annual bonus awarded to him in respect of the year prior to termination, and continue to provide Dr. Alataris with group health and dental benefits for twelve months following termination. In addition, the vesting schedule for any outstanding stock options held by Dr. Alataris will automatically accelerate so that 25% of the total option shares will immediately become exercisable upon termination. If during the one -year period following a change in control of our company, either we terminate Dr. Alataris’s employment without cause or Dr. Alataris resigns due to a constructive termination, he will be entitled to receive (i) continued salary for twenty-four months and a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of twenty-four months covering the period from and after the date of termination, (ii) a bonus equal to the amount of the annual bonus awarded to him in respect of the year prior to termination, and (iii) his then outstanding equity awards that were granted after the effective date of the Alataris Employment Agreement and that are subject to time based vesting will accelerate vesting in full.

Pursuant to the terms of Ms. Erbez’s employment letter agreement, if the Company terminates Ms. Erbez other than for cause, or in the event of her resignation for good reason, then, for the six-month period following such termination of her employment, the Company will continue to pay Ms. Erbez her base salary and provide her with group medical, dental and vision insurance. In addition, the vesting schedule for any outstanding stock options held by Ms. Erbez on the date of termination will automatically accelerate so that 25% of the then unvested total option shares will immediately become exercisable upon such termination. If, during the one-year period following a change in control of our Company, either we terminate Ms. Erbez’s employment without cause or Ms. Erbez resigns for good reason, then she shall be entitled to receive a lump sum severance payment equal to twelve months of her base salary and a lump sum payment equal to the total cost of projected premiums for group medical, dental and vision insurance for a period of twelve months. In such event, the vesting schedule for any outstanding stock options held by Ms. Erbez will automatically accelerate so that 100% of the total option shares will immediately become exercisable upon such termination.

Pursuant to the terms of Mr. Lamba’s employment agreement, if we terminated Mr. Lamba’s employment without cause or Mr. Lamba resigned for good reason, as these terms are defined in the employment agreement, then Mr. Lamba was entitled to receive certain severance payments, including nine months’ salary, pro rata bonus payment in respect of those nine months, and acceleration of vesting of a portion of his outstanding stock option. If within a year after a change of control, as defined in the employment agreement, Mr. Lamba’s employment was terminated without cause or Mr. Lamba resigned for good reason, then Mr. Lamba’s stock option would vest in full. As a result of the termination of Mr. Lamba’s employment without cause, as defined in his employment agreement, effective January 6, 2016, Mr. Lamba received nine months of salary, pro rata bonus payment in respect of those nine months, and acceleration of vesting of all of his outstanding stock options in accordance with his employment agreement.

Dr. Kellerman’s employment offer letter agreement does not provide for any severance or change of control payments.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 19, 2017, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 19, 2017 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 39,190,619 shares of our common stock outstanding as of April 19, 2017.

Name of Beneficial Owner (1)	Total Shares Beneficially Owned	Percentage
5%+ Stockholders
Amzak Capital Management, LLC and affiliates (2) 980 North Federal Highway; Suite 315 Boca Raton, FL 33432	5,269,846	13.45%
BMV Direct SOTRS LP (3) 17190 Bernardo Center Drive San Diego, CA 92128	2,442,449	6.23%
Rosalind Capital Partners L.P. and affiliates (4) 175 Bloor Street East Suite 1316, North Tower Toronto, Ontario M4W 3R8 Canada	2,083,100	5.32%
Directors and Named Executive Officers:
Konstantinos Alataris, Ph.D. (5)	527,355	1.34%
Georgia Erbez (6)	143,250	*
Donald Kellerman, Ph.D. (7)	62,510	*
Joseph “Jay” P. Hagan (8)	25,666	*
Bruce D. Steel	—	*
John P. Walker (9)	215,413	*
Troy Wilson, Ph.D., J.D. (10)	35,302	*
Kleanthis Xanthopoulos, Ph.D. (11)	93,727	*
Vikram Lamba (12)	—	*
Current Directors and Executive Officers as a Group (10 persons) (13)	1,180,719	2.95%

*	Less than 1%

(1)	Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(2)	Based on information disclosed in the Schedule 13G/A filed with the SEC on March 22, 2017. Includes 5,151,813 shares of Common Stock outstanding owned by the Amzak Capital Management, LLC and 118,033 shares of Common Stock owned by Michael D Kazma. In addition to these shares, Amzak Capital Management, LLC owns 2,250,000 shares subject to warrants. These warrants provide the holder may not exercise them to the extent doing so would result in it owning in excess of 9.99% of the outstanding shares of Common Stock of Zosano. Given the current ownership percentage exceeds the limitation, Amzak Capital Management is prevented from exercising said warrants. Michael D. Kazma and Gerry Kazma may be deemed to share voting and investment power with respect to the securities held by Amzak.
(3)	Based on information disclosed in the Schedule 13G filed by BioMed Realty Trust, Inc. with the SEC on January 19, 2016, BMV Direct SO LP holds 545,447 shares of common stock and BMV Direct SOTRS LP holds 1,896,982 shares of common stock. The sole general partner of BMV Direct SOTRS LP is BioMed Realty Holdings, Inc. The sole stockholder of BioMed Realty Holdings, Inc. and the sole general partner of BMV Direct SO LP is BioMed Realty, L.P. The sole general partner of BioMed Realty, L.P. is BioMed Realty Trust, Inc. BioMed Realty Trust, Inc. has sole voting and dispositive power with respect to the shares directly held by BMV Direct SOTRS LP and BMV Direct SO LP. Bruce D. Steel is a limited partner with a variable economic interest in each of BMV Direct SOTRS LP and BMV Direct SO LP. Mr. Steel disclaims beneficial ownership in the shares directly held by each of BMV Direct SOTRS LP and BMV Direct LP except to the extent of his pecuniary interest therein.
(4)	Based on information disclosed in the Schedule 13G/A filed with the SEC on March 28, 2017. Includes 1,498,339 shares of Common Stock outstanding owned by the Rosalind Capital Partners L.P. and 584,761 shares of Common Stock owned by Rosalind Master Fund L.P. In addition to these shares, Rosalind Capital Partners L.P. and Rosalind Master Fund L.P. own an aggregate of 1,300,000 shares subject to warrants. These warrants provide the holder may not exercise them to the extent doing so would result in either entity (including their affiliates) owning in excess of 4.99% of the outstanding shares of Common Stock of Zosano. Given the current ownership percentage exceeds the limitation, Rosalind Capital Partners L.P. and Rosalind Master Fund L.P. are prevented from exercising said warrants. Steven Salamon is a natural person with voting and dispositive power over the securities held by Rosalind Capital Partners L.P. and Rosalind Master Fund L.P.
(5)	Consists of: (i) 254,778 shares of common stock held by The Alataris Family Trust, (ii) 127,389 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following April 19, 2017 and (iii) options to purchase 145,188 shares of our common stock that may be exercised within 60 days of April 19, 2017. Dr. Alataris, the trustee of The Alataris Family Trust, may be deemed to have investment discretion and voting power over the securities held by The Alataris Family Trust.
(6)	Consists of: (i) 47,750 shares of common stock and (ii) 95,500 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following April 19, 2017.
(7)	Consists of: (i) 15,920 shares of common stock, (ii) 31,840 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following April 19, 2017 and (iii) 14,750 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following April 19, 2017.
(8)	Consists of 25,666 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following April 19, 2017.
(9)	Consists of: (i) 63,700 shares of common stock, (ii) 127,400 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following April 19, 2017 and (iii) 24,313 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following April 19, 2017.

(10)	Consists of: (i) 3,000 shares of common stock and (ii) 32,302 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following April 19, 2017.
(11)	Consists of: (i) 21,920 shares of common stock, (ii) 31,840 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following April 19, 2017 and (iii) 39,967 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following April 19, 2017. A portion of the securities reported for Dr. Zanthopoulos are held by the Xanthopoulos Family Trust, for which Dr. Zanthopoulos may be deemed to exercise voting and investment control.
(12)	Mr. Lamba’s employment with the Company terminated on January 6, 2016. He was succeeded as our President and Chief Executive Officer by Dr. Alataris.
(13)	Consists of: (i) 411,843 shares of common stock, (ii) 423,519 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following April 19, 2017 and (iii) 345,357 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following April 19, 2017.

Policy Regarding Hedging

We have adopted a policy that prohibits our officers, directors and employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2016 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2015 and any currently proposed transactions to which we have been or will be a party, and in which the amounts involved exceeded or will exceed $120,000 (except as otherwise indicated) and any of our directors, executive officers or beneficial owners of more than five percent (5%) of our voting securities, or any of their respective affiliates or immediate family members, had or will have a direct or indirect material interest, which have not already been described in the “Executive Compensation” section of this proxy statement. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties.

Agreements with Our Stockholders

Real Property Lease with BMR

We have an operating lease with BMR-34790 Ardentech Court LP, which is an affiliate of BMV Direct SOTRS LP and BMV Direct SO LP, for a 55,588 square foot facility in Fremont, California, where we operate our manufacturing operations and house our engineering, research and development and administrative employees. For the years ended December 31, 2016 and 2015, we recorded rent expense for BMR-34790 Ardentech Court LP in the amount of approximately $0.6 million for each year. In June 2015, we entered into the sixth amendment to the lease, pursuant to which BMR-34790 Ardentech Court LP’s option to recapture a specified portion of the leased premises (comprising approximately 29,348 square feet of the approximate total 55,588 square feet of leased premises) was suspended.

February 2014 Bridge Loan

In February 2014, we issued and sold convertible promissory notes, which we refer to as the February 2014 bridge notes, in the aggregate original principal amount of $2.5 million to our stockholders BMV Direct SOTRS LP, BMV Direct SO LP and New Enterprise Associates 12, Limited Partnership. The following is the original principal amount of February 2014 bridge notes that were issued to our directors, executive officers and holders of more than 5% of our voting securities, and their affiliates or immediate family members:

•	BMV Direct SOTRS LP, in the original principal amount of approximately $1.1 million;

•	BMV Direct SO LP, in the original principal amount of approximately $250,000; and

•	New Enterprise Associates 12, Limited Partnership, in the original principal amount of approximately $1.2 million.

As consideration for our issuance of the February 2014 bridge notes, each investor paid us an amount equal to the original principal amount of the note issued to the investor. The February 2014 bridge notes matured on September 9, 2014 and accrued simple interest at the annual rate of 8%. As of January 30, 2015, the aggregate outstanding principal and accrued interest under the February 2014 bridge notes was approximately $2.7 million. Upon the closing of our initial public offering of common stock on January 30, 2015, which constituted a qualified financing as defined under the terms of the notes, the principal and all unpaid and accrued interest on each note automatically converted into shares of our common stock at a conversion price equal to $9.35 per share (or 85% of the initial public offering price), resulting in the issuance of 122,882 shares of common stock BMV Direct SOTRS LP, 28,603 shares of common stock to BMV Direct SO LP, and 135,700 shares of common stock to New Enterprise Associates 12, Limited Partnership.

December 2014 Bridge Loan

In December 2014, we issued and sold convertible promissory notes, which we refer to as the December 2014 bridge notes, in the aggregate original principal amount of $1.3 million to our stockholders BMV Direct

SOTRS LP and New Enterprise Associates 12, Limited Partnership. The following is the original principal amount of December 2014 bridge notes that were issued to our directors, executive officers and holders of more than 5% of our voting securities, and their affiliates or immediate family members:

•	BMV Direct SOTRS LP, in the original principal amount of approximately $710,000; and

•	New Enterprise Associates 12, Limited Partnership, in the original principal amount of approximately $620,000.

As consideration for our issuance of the December 2014 bridge notes, each investor paid us an amount equal to the original principal amount of the note issued to the investor. The December 2014 bridge notes matured on June 1, 2017 and accrued simple interest at the annual rate of 8%. As of January 30, 2015, the aggregate outstanding principal and accrued interest under the December 2014 bridge notes was approximately $1.4 million. Upon the closing of our initial public offering of common stock on January 30, 2015, which constituted a qualified financing as defined under the terms of the notes, the principal and all unpaid and accrued interest on each note automatically converted into shares of our common stock at a conversion price equal to $9.35 per share (or 85% of the initial public offering price), resulting in the issuance of 76,731 shares of common stock BMV Direct SOTRS LP and 67,679 shares of common stock to New Enterprise Associates 12, Limited Partnership.

Private Placement with Eli Lilly and Company

In November 2014, we entered into a stock purchase agreement with Eli Lilly and Company, or Lilly, pursuant to which Lilly agreed to purchase up to $15.0 million worth of our common stock in a private placement concurrent with the closing of our initial public offering, at a price per share equal to the initial public offering price. On January 30, 2015, pursuant to the stock purchase agreement and concurrent with the closing of our initial public offering, we issued and sold 1,363,636 shares of our common stock to Lilly at a price per share of $11.00 in a private placement, for an aggregate cash purchase price of $15.0 million. We received net proceeds of approximately $14.5 million from the sale of shares to Lilly in the private placement, after payment by us of a private placement fee to the representatives of the underwriters of our initial public offering. The shares of common stock issued to Lilly under the stock purchase agreement were deemed beneficially owned by Lilly in accordance with Rule 13d-3 under the Exchange Act upon the parties’ entry into the stock purchase agreement in November 2014, making Lilly a beneficial owner of more than 5% of our voting securities at that time.

Interests of Directors in our Financial Relationships

One of our directors, Bruce D. Steel, may be deemed to have an indirect material interest in our financial relationships with certain of our stockholders based on his association with such stockholders. Mr. Steel is a limited partner with a variable economic interest in each of BMV Direct SOTRS LP and BMV Direct SO LP, which entitles him to a percentage of certain distributions of these entities. Mr. Steel does not have voting or dispositive control of either of these entities. Mr. Steel disclaims beneficial ownership in our securities directly held by these entities except to the extent of his pecuniary interest therein.

Participation in our Initial Public Offering

BMV Direct SO LP purchased 26,543 shares, or an aggregate amount of $291,973 worth, of our common stock in our initial public offering in January 2015, and New Enterprise Associates 12, Limited Partnership purchased 23,457 shares, or an aggregate amount of $258,027 worth, of our common stock in our initial public offering in January 2015, in each case at the initial public offering price of $11.00 per share. The shares purchased by BMV Direct SO LP and New Enterprise Associates 12, Limited Partnership in our initial public offering were subject to lock-up agreements pursuant to which these investors agreed, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the 180-day period following January 26, 2015, except with the prior written consent of the representatives of the underwriters for the initial public offering.

Private Investment in Public Equity (“PIPE”)–August 2016

In August 2016, the Company entered into a securities purchase agreement (“Purchase Agreement”), between the Company and certain purchasers, including members of the Company’s Board of Directors and executive management, pursuant to which the Company sold and issued shares of common stock and warrants to purchase shares of common stock for aggregate gross proceeds of $7.5 million. Costs related to the offering were $0.9 million. Pursuant to the Purchase Agreement, the Company sold 4,800,000 common shares at $1.32 per common share, the closing price per share on August 15, 2016, for gross proceeds of $6.3 million. Additionally, 9,600,000 warrants were sold, at a price of $0.125 per warrant, for gross proceeds of $1.2 million. Each warrant grants the holder the right to purchase one share of our common stock. The Company granted 4,800,000 Series A warrants and 4,800,000 Series B warrants. Series A warrants and Series B warrants have a per share exercise price of $1.45 and $1.55, respectively, and will expire one year and one week and five years, respectively, from the date of issuance, August 19, 2016. Certain of our directors and executive officers purchased an aggregate of 275,454 shares of common stock and an aggregate of 550,908 warrants in this offering at the same price as the other investors.

Name	Common Stock Purchased in Private Placement	Warrants Purchased in Private Placement	Aggregate Purchase Price
The Alataris Family Trust	127,389	254,778	$200,001
John Walker	63,700	127,400	100,009
Georgia Erbez	47,750	95,500	74,968
Donald J. Kellerman	15,920	31,840	24,994
Hayley Lewis	4,775	9,550	7,497
Kleanthis G. Xanthopoulos, Ph.D.	15,920	31,840	24,994

Pursuant to the Purchase Agreement, we agreed to register the resale of the shares of the common stock that we issued and any common stock issuable upon the exercise of the warrants that we issued in the private placement. In connection with the PIPE transaction, we filed a registration statement, Form S-3, with the U.S. Securities and Exchange Commission, or SEC, registering the resale of these shares of common stock and shares of common stock issuable upon exercise of the warrants. The registration statement was declared effective by the SEC on September 23, 2016.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.

Policies and Procedures for Related Person Transactions

Pursuant to the charter for our Audit Committee, our Audit Committee is responsible for reviewing and approving in advance any related person transactions. For the purposes of this policy, a “related person transaction” is any transaction between us or any of our subsidiaries and any (a) of our directors or executive officers, (b) nominee for election as a director, (c) person known to us to own more than five percent (5%) of any class of our voting securities, or (d) member of the immediate family of any such person, if the nature of such transaction is such that it would be required to be disclosed under Item 404 of Regulation S-K (or any similar successor provision).

In determining whether to approve a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third person under the same or similar circumstances and the extent of the related person’s interest in the transaction.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITOR

Audit Committee Report

The primary role of our Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board of Directors, and the audit process and our independent auditor’s qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm, Marcum LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit Committee has met and held discussions with management and our independent auditor, and has also met separately with our independent auditor, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2016 with management and the independent auditor. As part of this review, the Audit Committee discussed with Marcum LLP the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has received from Marcum LLP a written statement describing all relationships between that firm and Zosano Pharma Corporation that might bear on the auditor’s independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee has discussed the written statement with the independent auditor, and has considered whether the independent auditor’s provision of any consultation and other non-audit services to Zosano Pharma Corporation is compatible with maintaining the auditor’s independence.

Based on the above-mentioned reviews and discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that Zosano Pharma Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission.

Joseph “Jay” Hagan, Chair

Troy Wilson, Ph.D., J.D.

Kleanthis G. Xanthopoulos, Ph.D.

Our Auditor

Marcum LLP has been selected by the Audit Committee of the Board of Directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2017. Marcum LLP also served as our auditor for the years ended December 31, 2016, 2015 and 2014. We expect that representatives of Marcum LLP will attend the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees for Professional Services

The following table represents aggregate fees billed to us for the years ended December 31, 2016 and 2015 by Marcum LLP, our independent registered public accounting firm:

	Year ended December 31,
	2016	2015
Audit fees (1)	$128,130	$133,000
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—

Total fees	$128,130	$133,000

(1)	Represents fees for professional services primarily related to the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with the review of documents filed with the SEC; and other accounting services necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” There were no audit-related fees for services rendered during 2016 and 2015.
(3)	Represents fees for preparation of federal and state tax returns and for tax advice. There were no tax fees for services rendered during 2016 and 2015.
(4)	Represents any other fees billed by our principal accountant and not reported under “Audit Fees,” “Audit-related fees,” and “Tax fees.” There were no “All other fees” rendered during 2016 and 2015.

Pre-Approval Policies and Procedures

Our Audit Committee’s pre-approval policies or procedures do not allow our management to engage Marcum LLP to provide any audit, review or attestation services or any permitted non-audit services without specific Audit Committee pre-approval of the engagement for those services. All of the services provided by Marcum LLP during 2016 were pre-approved.

Whistleblower Procedures

Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our Code of Ethics. See “Information About Our Board of Directors and Management—Code of Business Conduct and Ethics; Corporate Governance Guidelines” in this proxy statement.

OTHER MATTERS

Other Business

Neither we nor our Board of Directors intend to propose any matters of business at the annual meeting other than the proposals described in this proxy statement. Neither we nor our Board or Directors know of any matters to be proposed by others at the annual meeting.

Stockholder Proposals for 2018 Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2018 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than December 29, 2017 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2018 annual meeting.

Stockholder proposals intended to be presented at our 2018 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on March 2, 2018, nor earlier than January 31, 2018, together with all supporting documentation and information required by our bylaws. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

In order to have a director candidate considered by the Nominating and Corporate Governance Committee of our Board of Directors, the recommendation must be submitted to our Secretary at the address set forth on the first page of this proxy statement no later than the close of business on March 2, 2018, nor earlier than January 31, 2018, and must include all supporting documentation and information required by our bylaws.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 31, 2017.

Vote by Internet
• Go to www.investorvote.com/ZSAN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Joseph “Jay” P. Hagan	☐	☐	02 - Troy Wilson, Ph.D., J.D.	☐	☐	03 - Kleanthis G. Xanthopoulos, Ph.D.	☐	☐	+

	For	Against	Abstain		For	Against	Abstain
2. Approval of amendment to Zosano Pharma Corporation’s 2014 Equity and Incentive Plan to increase the number of shares of common stock approved for issuance under the plan by 700,000 shares.	☐	☐	☐	3. Ratification of the appointment of Marcum LLP as Zosano Pharma Corporation’s independent registered public accounting firm for fiscal year 2017.	☐	☐	☐

s	B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

s	C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Zosano Pharma Corporation

Proxy Solicited by Board of Directors for Annual Meeting — May 31, 2017

Konstantinos Alataris and Georgia Erbez, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Zosano Pharma Corporation to be held on May 31, 2017 at 8:30 a.m., Pacific time at the Company’s headquarters located at 34790 Ardentech Court, Fremont, CA 94555 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the election of each of Mr. Hagan, Dr. Wilson and Dr. Xanthopoulos as Class III directors, FOR the approval of the amendment to the Company’s 2014 Equity and Incentive Plan and FOR the ratification of Marcum LLP as the Company’s independent registered public accounting firm.

The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)